UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 16, 2012

Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15697	22-3542636
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647

(Address of principal executive offices)

(201) 750-2646

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

On March 16, 2012, Elite Pharmaceuticals Inc. (“Elite”) executed a Development and License Agreement (“Agreement”) with a private Hong Kong-based company (the “Customer”) for Elite to develop for the Customer a branded prescription pharmaceutical product in the United States.

Pursuant to the Agreement, the Customer has engaged Elite to develop and manufacture a prescription pharmaceutical product (the “Product”). Elite agrees to be the Preferred Manufacturer and supplier of the Product pursuant to the agreement and perform maintenance activities such as stability or annual report filings for the Product. The Customer, or its designees, shall prepare all applications necessary to obtain any Product registration and permits required to file the Product in the Territories required to market the Product. All Registrations shall be solely owned by the Customer including any New Drug Application filed with the U.S. Food and Drug Administration (“NDA”) for the Product. Elite shall provide the Customer with all pharmaceutical, technical, and clinical data and information in support of the NDA application by the Customer for the approval of the Product. In consideration of Elite’s performance in accordance with the terms and conditions of the Agreement, the Customer shall pay Elite milestone for the Development Program and shall pay Elite for the manufacturing of the Product. Maintenance activities will be paid separately on a quarterly basis.

The Customer shall own and market the Product under its own Trademark. The term of this Agreement shall be effective from the date consummated and shall continue for a five (5) year term after the commercial launch of the Product. Upon the expiration of the initial term or any renewal term, this Agreement will automatically renew for an additional one (1) year term, unless one Party gives at least six (6) months notice in writing in advance of its intent not to renew.

Item 9.01. Financial Statements and Exhibits.

a) Not applicable.

b) Not applicable.

c) Exhibits

99.1 Copy of Press Release, dated March 22, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2012

ELITE PHARMACEUTICALS, INC.

By:	/s/ Chris Dick
Name: Chris Dick
Title:	President & Chief Operating Officer